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EXHIBIT 11


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EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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                                                                             Six Months Ended
                                                                               December 31,
                                                              -----------------------------------------------
                                                                      1998                      1997

SHARES USED IN DETERMINING BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                                4,821,066                 4,813,118
                                                              =====================     =====================


SHARES USED IN DETERMINING DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                                4,821,066                 4,813,118

Net effect of stock options based on the treasury stock
  method using the average market price during the period                   184,169                     3,885
                                                              ---------------------     ---------------------

     Total weighted average common and common equivalent
        shares outstanding                                                5,005,235                 4,817,003
                                                              =====================     =====================
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